Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release July 30, 2025

TFS Financial Reports Third Quarter and 2025 Fiscal Year-To-Date Results
(Cleveland, OH - July 30, 2025) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company", "we", "our"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter and nine months ended June 30, 2025.
“This quarter’s performance further reinforces my optimism for this year,” said Chairman and CEO Marc A. Stefanski. “Equity lines of credit originations have grown 17% from 2024, and our net interest margin improved six basis points this quarter to 1.81%, a nine quarter high. Our purchase mortgage activity is strong as we navigate a weaker-than-typical home buying season. Originations and acquired mortgage loans have totaled almost $700 million year-to-date. Our Tier 1 capital ratio of nearly 11% shows that we are well capitalized, and further demonstrates our strength and stability.”
Operating Results for the Quarter Ended June 30, 2025
The Company reported net income of $21.5 million for the quarter ended June 30, 2025 compared to net income of $21.0 million for the quarter ended March 31, 2025. The increase was mainly attributable to an increase in net interest income, partially offset by an increase in non-interest expense.
Net interest income increased $3.0 million, or 4.2%, to $75.0 million for the quarter ended June 30, 2025 from $72.0 million for the quarter ended March 31, 2025. The increase was primarily due to a ten basis point increase in the weighted average yield of interest-bearing assets, primarily loans, partially offset by a five basis point increase in the weighted average cost of interest-bearing liabilities. Residential mortgage loans originated during a lower interest rate environment continue to amortize and be replaced with higher-yielding residential loans, including mortgage loans and equity loans and lines of credit. The interest rate spread for the quarter ended June 30, 2025 increased five basis points from the previous quarter, to 1.50%, and the net interest margin increased six basis points during the quarter to 1.81%.
The Company recorded a provision for credit losses of $1.5 million for both the quarter ended June 30, 2025 and the quarter ended March 31, 2025. The total allowance for credit losses increased $2.4 million during the quarter to $102.4 million, or 0.66% of total loans receivable, from $99.9 million, or 0.65% of total loans receivable, at March 31, 2025. The increase was primarily due to growth in the equity loans and lines of credit portfolios and a slight deterioration in economic factors utilized in estimating losses. The allowance for unfunded commitments, included in other liabilities, increased $0.4 million, to $29.8 million at June 30, 2025, from $29.4 million at March 31, 2025. Net recoveries were $0.9 million for the quarter ended June 30, 2025 compared to $0.7 million for the previous quarter.
Total non-interest expense increased $2.1 million, or 4.1%, to $53.2 million for the quarter ended June 30, 2025 from $51.1 million for the quarter ended March 31, 2025. The change included increases of $1.2 million in marketing services and $1.0 million in other expenses. Other expenses increased primarily due to a $1.0 million increase in costs related to originating loans, including appraisal and credit report fees and down payment assistance.
Financial Condition at June 30, 2025 compared to March 31, 2025
Total assets increased by $263.9 million to $17.38 billion at June 30, 2025 from $17.11 billion at March 31, 2025. The increase was mainly due to increases in loans held for investment and loans held for sale.
Loans held for investment, net of allowance and deferred loan expenses, increased $235.9 million, or 1.5%, to $15.60 billion at June 30, 2025 from $15.36 billion at March 31, 2025. During the quarter ended June 30, 2025, the combined balances of home equity loans and lines of credit increased $260.9 million to $4.58 billion and residential core mortgage loans decreased $25.0 million to $10.97 billion. Loans held for sale increased $25.2 million to $31.0 million at June 30, 2025, from $5.8 million at March 31, 2025, due to an increase in loans committed to future delivery contracts with Fannie Mae.
Deposits decreased $56.1 million, or less than 1%, to $10.34 billion at June 30, 2025, compared to $10.40 billion at March 31, 2025, consisting of a $20.4 million increase in certificates of deposit ("CDs") and decreases of $16.4 million in money market deposit accounts, $16.9 million in checking accounts, and $38.8 million in savings accounts.
Borrowed funds increased $295.7 million to $4.88 billion at June 30, 2025 from $4.59 billion at March 31, 2025. The increase was primarily used to fund growth in the loan portfolio. The total balance of borrowed funds at June 30, 2025, all from the FHLB, included $435.0 million of overnight advances, $1.51 billion of term advances with a weighted average maturity of approximately 1.8 years, and $2.93 billion of term advances aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 2.7 years. Additional borrowing capacity at the FHLB was $1.77 billion at June 30, 2025.

Operating Results for the Nine months ended June 30, 2025
The Company reported net income of $65.0 million for the nine months ended June 30, 2025, an increase of $3.6 million compared to net income of $61.4 million for the nine months ended June 30, 2024. The increase was primarily due to increases in net interest income and non-interest income and a decrease in non-interest expense, partially offset by an increase in the provision for credit losses.
Net interest income increased $5.7 million, or 2.7%, to $215.4 million for the nine months ended June 30, 2025 compared to $209.7 million for the nine months ended June 30, 2024. The yield on interest-earning assets for the nine months ended June 30, 2025 increased 15 basis points compared to the same period a year ago, while the cost of interest-bearing liabilities increased 11 basis points. The interest rate spread was 1.43% for the nine months ended June 30, 2025 compared to 1.39% for the nine months ended June 30, 2024. The net interest margin was 1.74% for the nine months ended June 30, 2025 and 1.69% for the nine months ended June 30, 2024.
During the nine months ended June 30, 2025, there was a $1.5 million provision for credit losses compared to a $2.5 million release of provision for the nine months ended June 30, 2024. Net loan recoveries totaled $3.1 million for the nine months ended June 30, 2025 and $3.6 million for the same period in the prior year.
Due to the combined effect of the provision for credit losses and net loan recoveries during the nine months ended June 30, 2025, the total allowance for credit losses increased $4.6 million to $102.4 million, or 0.66% of total loans receivable, from $97.8 million, or 0.64% of total loans receivable, at September 30, 2024. The increase was primarily related to increases in the equity lines of credit portfolio and commitments to originate both residential mortgage loans and equity loans and lines of credit. Also contributing to the increase was a slight deterioration in economic factors utilized to estimate losses. The allowance for credit losses included $29.8 million and $27.8 million in liabilities for unfunded commitments at June 30, 2025 and September 30, 2024, respectively. Total loan delinquencies increased to $34.3 million, or 0.22% of total loans receivable, at June 30, 2025 from $31.9 million, or 0.21% of total loans receivable, at September 30, 2024. Non-accrual loans totaled $37.3 million, or 0.24% of total loans receivable, at June 30, 2025, compared to $33.6 million, or 0.22% of total loans receivable, at September 30, 2024.
Total non-interest income increased $2.3 million, or 12.6%, to $20.6 million for the nine months ended June 30, 2025, from $18.3 million for the nine months ended June 30, 2024, primarily due to a $1.2 million increase in fees and service charges, net of amortization, and a $1.4 million increase in net gain on the sale of loans. The increase in fees and service charges was mainly due to an increase in fee income earned on equity lines of credit.
Total non-interest expense decreased $1.1 million, or 0.7%, to $152.2 million for the nine months ended June 30, 2025, from $153.3 million for the nine months ended June 30, 2024. The decrease was mainly due to a decrease of $1.6 million in other expenses, partially offset by a $0.9 million increase in office property, equipment and software expenses. The decrease in other expenses included a $1.3 million positive change in net benefit related to the defined benefit plan.
Financial Condition at June 30, 2025 compared to September 30, 2024
Total assets increased $284.9 million, or 1.7%, to $17.38 billion at June 30, 2025 from $17.09 billion at September 30, 2024. The increase was mainly the result of an increase in loans held for investment.
Loans held for investment, net of allowance and deferred loan expenses, increased $273.9 million, or 1.8%, to $15.60 billion at June 30, 2025 from $15.32 billion at September 30, 2024. Home equity loans and lines of credit increased $690.8 million to $4.58 billion and the residential core mortgage loan portfolio decreased $415.2 million to $10.97 billion. Loans held for sale increased $13.2 million to $31.0 million at June 30, 2025 from $17.8 million at September 30, 2024. Loans originated and acquired during the nine months ended June 30, 2025 included $760.2 million of residential mortgage loans and $1.87 billion of equity loans and lines of credit compared to $598.7 million of residential mortgage loans and $1.62 billion of equity loans and lines of credit originated or acquired during the nine months ended June 30, 2024. Of the mortgage loans originated during the nine months ended June 30, 2025, 86% were purchases and 12% were adjustable rate loans.
Deposits increased $146.4 million, or 1.4%, to $10.34 billion at June 30, 2025 from $10.20 billion at September 30, 2024. The increase was the result of a $250.5 million increase in primarily retail certificates of deposit, partially offset by decreases of $26.7 million in savings accounts, $19.3 million in checking accounts and $49.7 million in money market deposit accounts. There were $976.5 million in brokered deposits at June 30, 2025 compared to $1.22 billion at September 30, 2024. The increase in retail certificate of deposit accounts was achieved through competitive rates and enhanced product offerings, supported by marketing efforts.
Borrowed funds increased $90.1 million, or 1.9%, to $4.88 billion at June 30, 2025 from $4.79 billion at September 30, 2024. The increase was primarily used to fund loan growth.

Total shareholders' equity increased $25.4 million, or 1.4%, to $1.89 billion at June 30, 2025 from $1.86 billion at September 30, 2024. Activity reflects $65.0 million of net income, dividends paid of $44.7 million, $0.7 million in repurchases of the Company's common stock, a $0.4 million net decrease in accumulated other comprehensive income and net positive adjustments of $6.3 million related to our stock compensation and employee stock ownership plans. The change in accumulated other comprehensive income was primarily due to a net decrease in unrealized gains on swap contracts. During the nine months ended June 30, 2025, a total of 57,500 shares of the Company's common stock were repurchased at an average cost of $12.87 per share. The Company's eighth stock repurchase program allows for a total of 10,000,000 shares to be repurchased, with 5,134,451 remaining shares authorized for repurchase at June 30, 2025.
The Company declared and paid a quarterly dividend of $0.2825 per share during each of the first three fiscal quarters of 2025. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividends paid. Under Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. At a July 8, 2025 special meeting of members of the MHC, the members (depositors and certain loan customers of the Association) voted to approve the MHC’s proposed waiver of dividends, aggregating up to $1.13 per share, to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 8, 2026). The MHC has filed a notice with, and a request for non-objection from, the Federal Reserve Bank of Cleveland for the proposed dividend waivers. Both the non-objection from the Federal Reserve Bank and the timing of the non-objection are unknown at this point. The MHC has conducted the member vote to approve the dividend waiver each of the past twelve years under Federal Reserve regulations and for each of those twelve years, approximately 97% of the votes cast were in favor of the waiver.
The Company operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At June 30, 2025 all of the Company's capital ratios exceed the amounts required for the Company to be considered "well capitalized" for regulatory capital purposes. The Company's Tier 1 leverage ratio was 10.86%, its Common Equity Tier 1 and Tier 1 ratios were each 17.75% and its total capital ratio was 18.61%.
Presentation slides as of June 30, 2025 will be available on the Company's website, thirdfederal.com, under the Investor Relations link under the "Latest Presentation" heading, beginning July 31, 2025. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security while creating value for our customers, communities, associates and shareholders. It became part of a public company in 2007 and celebrated its 85th anniversary in May 2023. Third Federal, which lends in 27 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, two lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of June 30, 2025, the Company’s assets totaled $17.38 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits, including repayment speeds on loans;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, regulatory risk and compliance risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the FASB or the PCAOB;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury, the Federal Reserve System, Fannie Mae, the OCC, FDIC, and others, and the effects of tariffs and retaliatory actions;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●	changes in our organization and changes in expense trends, including but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses;
●	the inability of third-party providers to perform their obligations to us;
●	changes in liquidity, including the size and composition of our deposit portfolio, and the percentage of uninsured deposits in the portfolio;
●	the effects of global or national war, conflict or acts of terrorism;
●	our ability to retain key employees;
●	civil unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of a wide-spread pandemic, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	June 30, 2025	March 31, 2025	September 30, 2024
ASSETS
Cash and due from banks	$28,788	$36,429	$26,287
Other interest-earning cash equivalents	423,793	427,154	437,431
Cash and cash equivalents	452,581	463,583	463,718
Investment securities available for sale	525,212	533,923	526,251
Mortgage loans held for sale	30,977	5,803	17,775
Loans held for investment, net:
Mortgage loans	15,591,275	15,356,569	15,321,400
Other loans	7,745	6,992	5,705
Deferred loan expenses, net	69,517	67,128	64,956
Allowance for credit losses on loans	(72,540)	(70,546)	(70,002)
Loans, net	15,595,997	15,360,143	15,322,059
Mortgage loan servicing rights, net	7,771	7,833	7,627
Federal Home Loan Bank stock, at cost	232,538	219,231	228,494
Real estate owned, net	1,240	—	174
Premises, equipment, and software, net	39,061	38,500	33,187
Accrued interest receivable	60,434	58,050	59,398
Bank owned life insurance contracts	322,595	320,728	317,977
Other assets	107,260	103,926	114,125
TOTAL ASSETS	$17,375,666	$17,111,720	$17,090,785
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$10,341,499	$10,397,645	$10,195,079
Borrowed funds	4,882,993	4,587,327	4,792,847
Borrowers’ advances for insurance and taxes	117,899	100,263	113,637
Principal, interest, and related escrow owed on loans serviced	30,237	27,249	28,753
Accrued expenses and other liabilities	115,032	102,579	97,845
Total liabilities	15,487,660	15,215,063	15,228,161
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323	3,323
Paid-in capital	1,756,307	1,755,054	1,754,365
Treasury stock, at cost	(771,861)	(771,123)	(772,195)
Unallocated ESOP shares	(19,500)	(20,584)	(22,750)
Retained earnings—substantially restricted	935,742	929,195	915,489
Accumulated other comprehensive income	(16,005)	792	(15,608)
Total shareholders’ equity	1,888,006	1,896,657	1,862,624
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,375,666	$17,111,720	$17,090,785

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$177,493	$171,506	$172,152	$172,412	$166,268
Investment securities available for sale	4,816	4,755	4,455	4,694	4,663
Other interest and dividend earning assets	9,098	9,691	10,161	11,410	13,975
Total interest and dividend income	191,407	185,952	186,768	188,516	184,906
INTEREST EXPENSE:
Deposits	76,803	75,379	77,942	80,196	75,521
Borrowed funds	39,610	38,524	40,498	39,605	40,112
Total interest expense	116,413	113,903	118,440	119,801	115,633
NET INTEREST INCOME	74,994	72,049	68,328	68,715	69,273
PROVISION (RELEASE) FOR CREDIT LOSSES	1,500	1,500	(1,500)	1,000	(500)
NET INTEREST INCOME AFTER PROVISION (RELEASE) FOR CREDIT LOSSES	73,494	70,549	69,828	67,715	69,773
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,467	2,221	2,224	2,379	2,097
Net gain (loss) on the sale of loans	726	1,187	1,115	1,101	723
Increase in and death benefits from bank owned life insurance contracts	2,733	2,680	2,682	2,361	2,254
Other	1,122	980	482	579	1,171
Total non-interest income	7,048	7,068	6,503	6,420	6,245
NON-INTEREST EXPENSE:
Salaries and employee benefits	27,651	27,666	26,606	26,320	26,845
Marketing services	5,810	4,632	3,654	5,334	4,867
Office property, equipment and software	7,653	7,617	6,844	7,158	7,008
Federal insurance premium and assessments	3,519	3,673	3,585	3,522	3,258
State franchise tax	1,204	1,199	1,047	1,086	1,244
Other expenses	7,348	6,301	6,205	7,664	7,566
Total non-interest expense	53,185	51,088	47,941	51,084	50,788
INCOME BEFORE INCOME TAXES	27,357	26,529	28,390	23,051	25,230
INCOME TAX EXPENSE	5,844	5,508	5,964	4,836	5,277
NET INCOME	$21,513	$21,021	$22,426	$18,215	$19,953
Earnings per share - basic and diluted	$0.08	$0.07	$0.08	$0.06	$0.07
Weighted average shares outstanding
Basic	278,832,875	278,729,388	278,538,110	278,399,318	278,291,376
Diluted	279,873,274	279,719,382	279,578,652	279,404,704	279,221,360

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Nine Months Ended
	June 30,
	2025	2024
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$521,151	$491,273
Investment securities available for sale	14,026	13,534
Other interest and dividend earning assets	28,950	40,751
Total interest and dividend income	564,127	545,558
INTEREST EXPENSE:
Deposits	230,124	212,532
Borrowed funds	118,632	123,283
Total interest expense	348,756	335,815
NET INTEREST INCOME	215,371	209,743
PROVISION (RELEASE) FOR CREDIT LOSSES	1,500	(2,500)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	213,871	212,243
NON-INTEREST INCOME:
Fees and service charges, net of amortization	6,912	5,690
Net gain on the sale of loans	3,028	1,646
Increase in and death benefits from bank owned life insurance contracts	8,095	7,638
Other	2,584	3,308
Total non-interest income	20,619	18,282
NON-INTEREST EXPENSE:
Salaries and employee benefits	81,923	81,462
Marketing services	14,096	14,397
Office property, equipment and software	22,114	21,156
Federal insurance premium and assessments	10,777	11,049
State franchise tax	3,450	3,658
Other expenses	19,854	21,541
Total non-interest expense	152,214	153,263
INCOME BEFORE INCOME TAXES	82,276	77,262
INCOME TAX EXPENSE	17,316	15,889
NET INCOME	$64,960	$61,373
Earnings per share
Basic	$0.23	$0.22
Diluted	$0.23	$0.22
Weighted average shares outstanding
Basic	278,699,423	278,104,352
Diluted	279,716,745	279,072,087

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$388,694	$4,354	4.48%	$416,911	$4,578	4.39%	$618,986	$8,500	5.49%
Investment securities	54,074	550	4.07%	54,105	552	4.08%	72,161	906	5.02%
Mortgage-backed securities	474,245	4,266	3.60%	466,617	4,203	3.60%	452,224	3,757	3.32%
Loans (2)	15,476,380	177,493	4.59%	15,351,040	171,506	4.47%	15,175,535	166,268	4.38%
Federal Home Loan Bank stock	221,693	4,744	8.56%	219,813	5,113	9.30%	235,755	5,475	9.29%
Total interest-earning assets	16,615,086	191,407	4.61%	16,508,486	185,952	4.51%	16,554,661	184,906	4.47%
Noninterest-earning assets	548,257			534,285			513,931
Total assets	$17,163,343			$17,042,771			$17,068,592
Interest-bearing liabilities:
Checking accounts	$810,566	88	0.04%	$822,059	89	0.04%	$866,170	94	0.04%
Savings accounts	1,260,067	3,373	1.07%	1,219,188	2,722	0.89%	1,437,406	4,967	1.38%
Certificates of deposit	8,311,629	73,342	3.53%	8,292,210	72,568	3.50%	7,654,612	70,460	3.68%
Borrowed funds	4,595,818	39,610	3.45%	4,542,318	38,524	3.39%	4,892,621	40,112	3.28%
Total interest-bearing liabilities	14,978,080	116,413	3.11%	14,875,775	113,903	3.06%	14,850,809	115,633	3.11%
Noninterest-bearing liabilities	270,184			235,601			261,741
Total liabilities	15,248,264			15,111,376			15,112,550
Shareholders’ equity	1,915,079			1,931,395			1,956,042
Total liabilities and shareholders’ equity	$17,163,343			$17,042,771			$17,068,592
Net interest income		$74,994			$72,049			$69,273
Interest rate spread (1)(3)			1.50%			1.45%			1.36%
Net interest-earning assets (4)	$1,637,006			$1,632,711			$1,703,852
Net interest margin (1)(5)		1.81%			1.75%			1.67%
Average interest-earning assets to average interest-bearing liabilities	110.93%			110.98%			111.47%
Selected performance ratios:
Return on average assets (1)		0.50%			0.49%			0.47%
Return on average equity (1)		4.49%			4.35%			4.08%
Average equity to average assets		11.16%			11.33%			11.46%
(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Nine Months Ended			Nine Months Ended
	June 30, 2025			June 30, 2024
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$409,905	$13,881	4.52%	$579,383	$23,543	5.42%
Investment securities	56,121	1,776	4.22%	69,677	2,663	5.10%
Mortgage-backed securities	465,065	12,250	3.51%	448,429	10,871	3.23%
Loans (2)	15,384,513	521,151	4.52%	15,190,356	491,273	4.31%
Federal Home Loan Bank stock	222,495	15,069	9.03%	250,285	17,208	9.17%
Total interest-earning assets	16,538,099	564,127	4.55%	16,538,130	545,558	4.40%
Noninterest-earning assets	535,725			524,179
Total assets	$17,073,824			$17,062,309
Interest-bearing liabilities:
Checking accounts	$819,669	267	0.04%	$897,190	310	0.05%
Savings accounts	1,256,348	9,448	1.00%	1,573,401	17,477	1.48%
Certificates of deposit	8,220,860	220,409	3.57%	7,350,136	194,745	3.53%
Borrowed funds	4,597,155	118,632	3.44%	5,051,371	123,283	3.25%
Total interest-bearing liabilities	14,894,032	348,756	3.12%	14,872,098	335,815	3.01%
Noninterest-bearing liabilities	259,143			250,916
Total liabilities	15,153,175			15,123,014
Shareholders’ equity	1,920,650			1,939,295
Total liabilities and shareholders’ equity	$17,073,825			$17,062,309
Net interest income		$215,371			$209,743
Interest rate spread (1)(3)			1.43%			1.39%
Net interest-earning assets (4)	$1,644,067			$1,666,032
Net interest margin (1)(5)		1.74%			1.69%
Average interest-earning assets to average interest-bearing liabilities	111.04%			111.20%
Selected performance ratios:
Return on average assets (1)		0.51%			0.48%
Return on average equity (1)		4.51%			4.22%
Average equity to average assets		11.25%			11.37%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.